Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Form S-8 (No. 333-68993),

(2)	Form S-8 (No. 333-60518),

(3)	Form S-8 (No. 333-109024),

(4)	Form S-8 (No. 333-109026),

(5)	Form S-8 (No. 333-124361),

(6)	Form S-8 (No. 333-135017),

(7)	Form S-8 (No. 333-135019),

(8)	Form S-8 (No. 333-160997),

(9)	Form S-8 (No. 333-168514),

(10)	Form S-8 (No. 333-93271),

(11)	Form S-8 (No. 333-172265),

(12)	Form S-8 (No. 333-139965), and

(13)	Form S-3 (No. 333-123340);

of our reports dated February 27, 2012, with respect to the consolidated financial statements, financial highlights and schedule 12-14 of American Capital, Ltd. and the effectiveness of internal control over financial reporting of American Capital, Ltd. included in this Annual Report (Form 10-K) of American Capital, Ltd. for the year ended December 31, 2011.

/s/ Ernst & Young LLP

McLean, Virginia
February 27, 2012